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EXHIBIT 4.1

$170,000,000

10 3/4% Senior Secured Notes due 2008

of

Herbst Gaming, Inc.
 Company

Cardivan, Company
Corral Coin, Inc.
Corral Country Coin, Inc.
E-T-T, Inc.
E-T-T Enterprises L.L.C.
Flamingo Paradise Gaming, LLC
Market Gaming, Inc.
 Guarantors

FIRST SUPPLEMENTAL INDENTURE
 Dated as of August 23, 2002

To

INDENTURE
 Dated as of August 24, 2002

The Bank Of New York
 As Trustee

        This FIRST SUPPLEMENTAL INDENTURE, dated as of August 23, 2002 (this "Supplemental Indenture"), to the Indenture (as defined below) is by and between The Bank of New York, as Trustee (the "Trustee"), and Herbst Gaming, Inc., a Nevada corporation (the "Company") and Cardivan Company, a Nevada corporation, Corral Coin, Inc., a Nevada corporation, Corral Country Coin, Inc., a Nevada corporation, E-T-T, Inc., a Nevada corporation, E-T-T Enterprises L.L.C., a Nevada limited liability company, Flamingo Paradise Gaming, LLC, a Nevada limited liability company, and Market Gaming, Inc., a Nevada corporation (collectively, the "Guarantors").

RECITALS

        A.  The Company and the Guarantors are a party to that certain Indenture dated as of August 24, 2002 (the "Indenture"), pursuant to which the Company's 10 3/4% Senior Secured Notes due 2008 (the "Notes") were originally issued. Terms not otherwise defined herein have the meaning assigned to them in the Indenture.

        B.  Section 9.01(a) of the Indenture authorizes the Trustee to enter into supplemental indentures to amend the Indenture or the Collateral Documents to cure an ambiguity, defect or inconsistency without the consent of the Holders.

        C.  The Company discovered that certain Collateral Documents improperly included certain assets of the Company and Flamingo Paradise Gaming, LLC ("FPG") as Collateral even though such assets were specifically excluded from Collateral in the Indenture.

        D.  The Trustee, the Company and the Guarantors desire to cure this inconsistency with the Indenture and clarify which assets of the Company and FPG are not subject to the lien of the Indenture.

        E.  The Company and the Guarantors have authorized the execution and delivery of this Supplemental Indenture and the amendments to the Collateral Documents attached hereto and incorporated herein by this reference as Schedules 1, 2 and 3 and the Trustee has received an Opinion of Counsel pursuant to Sections 9.06 and 13.04 of the Indenture and an Officers' Certificate of the Company pursuant to Sections 9.06 and 13.04 of the Indenture, and therefore the Company and the Trustee are authorized to execute and deliver this Supplemental Indenture and the amendments to the Collateral Documents attached hereto.

        F.  All other conditions precedent and requirements necessary to make this Supplemental Indenture when duly executed and delivered, a valid and binding agreement, enforceable in accordance with its terms (subject to the provisions of this Supplemental Indenture becoming operative as provided in Section 2 below), have been performed and fulfilled.

        NOW, THEREFORE, the parties hereto agree as follows:

        1.    Amendments to Collateral Documents.

          1.1  Deletions.

            (a)  The text contained in the following Section of the Security Agreement is hereby deleted in its entirety and replaced with "Intentionally omitted."

      Section 2.01 (i).

          1.2  Amendments.

            (a)  The following Section of the Security Agreement is hereby amended as set forth below:

        The definition of FF&E Collateral or FF&E contained in Section 1.01 shall be amended to read as follows:

        FF&E Collateral or FF&E means all of Debtors' furniture, fixtures and equipment as generally described on Part 1 of Schedule B attached hereto and more specifically described on Part 2 of

Schedule A attached hereto (as may be supplemented, amended or modified from time to time), whether now or hereafter deemed to be (i) a movable piece of personal property, or (ii) affixed to the immovable (real) property such that it may be deemed a component part of the immovable (real) property, in each case, under applicable Nevada or federal law, or otherwise, and, in each such case, together with all substitutions therefore, replacements thereof and additions thereto, and all proceeds of and from any and all of the foregoing, excluding, however all items of furniture, fixtures and equipment from time to time located in or affixed to, or used in the Terrible's Hotel & Casino in Las Vegas, Nevada.

        The following shall be added to the last paragraph of Section 2.01:

        Notwithstanding the foregoing provisions of this Section 2.01, such grant of the security interest shall not extend to, and the term "Collateral" shall not include any items of furniture, fixture or equipment from time to time located in or affixed to, or used in the Terrible's Hotel & Casino, in Las Vegas, Nevada.

            (b)  The text contained in the following Section of the Deed of Trust, Assignment of Lease and Rents Security Agreement and Fixtures Filing ("Deed of Trust") is hereby amended as set forth below.

        The last paragraph of Section 1.01 of the Deed of Trust is amended to read in its entirety as follows:

        Notwithstanding any of the foregoing, Trustor does not grant, bargain, sell, pledge, assign, hypothecate, convey, mortgage, transfer, warrant or set over into Trustee any of its rights, title or interest in and to Trustor's furniture, fixture, and equipment from time to time located in or affixed to, or used in the Terrible's Hotel & Casino located in Las Vegas, as of the date hereof and that such furniture, fixtures and equipment are excluded from the Property.

            (c)  Annex A to the Financing Statement of FPG shall be amended and replaced with the attachment attached hereto as Exhibit A.

            (d)  Attached hereto as Schedules 1, 2 and 3 are, respectively, the first amendments to the Security Agreement, Deed of Trust and Financing Statement of FPG.

        2.    Confirmations; Effectiveness.    As amended by this Supplemental Indenture, the Indenture and the Notes are ratified and confirmed in all respects and the Indenture as so amended shall be read, taken and construed as one and the same instrument. The provisions of this Supplemental Indenture shall become operative only upon the execution of this Supplemental Indenture. This Supplemental Indenture may be executed in any number of counterparts, each of which counterparts together shall constitute but one and the same instrument.

        3.    Trust Indenture Act.    If and to the extent that any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision included in this Supplemental Indenture or in the Indenture, which is required to be included in this Supplemental Indenture or the Indenture by the Trust Indenture Act of 1939, as amended (the "TIA"), such required provision of the TIA shall control.

        4.    Governing Law.    This Supplemental Indenture shall be deemed governed by, and construed in accordance with, the internal laws of the State of New York, but without giving effect to applicable principles of conflicts of law thereof to the extent that the application of the laws of another jurisdiction would be required thereby.

        5.    Rights of Trustee.    Without limiting any other protections or rights afforded the Trustee at Law, by contract or otherwise, the Trustee will be entitled to the full benefits afforded by Sections 7.02 and 7.03 of the Indenture in connections with its execution and delivery of this Supplemental Indenture. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity and sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

        IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

HERBST GAMING, INC., a Nevada corporation
By:	/s/ EDWARD HERBST Name: Edward Herbst Title: President

THE BANK OF NEW YORK, as Trustee
By:	/s/ STACEY B. POINDEXTER Name: Stacey B. Poindexter Title: Assistant Treasurer

E-T-T, INC. a Nevada corporation
By:	/s/ EDWARD HERBST Name: Edward Herbst Title: President

FLAMINGO PARADISE GAMING, LLC a Nevada limited liability company
By:	/s/ EDWARD HERBST Name: Edward Herbst Title: President

MARKET GAMING, INC. a Nevada corporation
By:	/s/ EDWARD HERBST Name: Edward Herbst Title: President

E-T-T ENTERPRISES, L.L.C. a Nevada limited liability company
By:	/s/ EDWARD HERBST Name: Edward Herbst Title: President

CARDIVAN COMPANY a Nevada corporation
By:	/s/ EDWARD HERBST Name: Edward Herbst Title: President

CORRAL COIN, INC. a Nevada corporation
By:	/s/ EDWARD HERBST Name: Edward Herbst Title: President

CORRAL COUNTRY COIN, INC. a Nevada corporation
By:	/s/ EDWARD HERBST Name: Edward Herbst Title: President

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  EXHIBIT 4.1
FIRST SUPPLEMENTAL INDENTURE